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                                                                      EXHIBIT 8

                           [ALSTON & BIRD Letterhead]


Philip C. Cook                                        Direct Dial: 404-881-7491


                                February 1, 1996


American National Bankshares Inc.
628 Main Street
Danville, Virginia  24541

Mutual Savings Bank, F.S.B.
103 Tower Drive
Danville, Virginia  24543-1001

       Re: PROPOSED AGREEMENT AND PLAN OF REORGANIZATION INVOLVING MUTUAL
           SAVINGS BANK, F.S.B., AMERICAN NATIONAL BANKSHARES INC., AND AMERICAN NATIONAL BANK AND TRUST COMPANY

Ladies and Gentlemen:

          We have served as counsel to American National Bankshares Inc. ("ANB") in connection with the proposed reorganization of Mutual Savings Bank, F.S.B. ("Mutual") pursuant to the Agreement and Plan of Reorganization, dated as of September 26, 1995 (the "Agreement"), which provides for the merger of Mutual with and into American National Bank and Trust Company ("American National"), a wholly-owned subsidiary of ANB. In our capacity as counsel to ANB, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

          In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

          In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

          (1)  The Agreement;


          (2) The Registration Statement on Form S-4 filed by American National Bankshares Inc. with the Securities and Exchange Commission under the Securities Act of 1933, on December 8,


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American National Bankshares Inc.

February 1, 1996

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1995, including the Joint Proxy Statement/Prospectus for meetings of the shareholders of American National and Mutual; and

          (3)  Such additional documents as we have considered relevant.

          In our examination of the documents, we have assumed with your consent that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

          We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Mutual and ANB and through certificates provided by the management of Mutual and the management of ANB.

          You have advised us that the proposed transaction will enable the Resulting Association to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Danville, Virginia market area. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of the Agreement, at the Effective Time, Mutual shall be merged with and into American National in accordance with and with the effect provided in 12 U.S.C. Sections 215c, 1815(d)(3), and 1828(c). American National shall be the Resulting Association resulting from the Merger and shall be a wholly-owned, first-tier subsidiary of ANB and shall continue to be governed by the Laws of the United States.
The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of Mutual and ANB, and the Plan of Merger which has been approved by the respective Boards of Directors of Mutual and American National.

          (2) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

               (a) Each share of ANB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (b) Each share of American National Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (c) Each share of Mutual Common Stock (excluding shares held by any Mutual Company or by any ANB Company, which shares be canceled as provided in Section 3.3 of the Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall converted into and exchanged for .705 of a share of ANB Common Stock (the "Exchange Ratio"). In the event Mutual or ANB changes the number of shares of Mutual Common Stock or ANB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          (3) Each of the shares of Mutual Common Stock held by Mutual or any of its wholly owned Subsidiaries or by ANB or any of its wholly owned Subsidiaries, in each case other than in a

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American National Bankshares Inc.

February 1, 1996

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fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

          (4) Any holder of shares of Mutual Common Stock who perfects such holder's dissenter's rights of appraisal in accordance with and as contemplated by 12 C.F.R. Section 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law and in accordance with the terms of the Agreement.

          (5) Notwithstanding any other provision of the Agreement, each holder of shares of Mutual Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Mutual Common Stock, who would otherwise have been entitled to receive a fraction of a share of ANB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of ANB Common Stock multiplied by $30.50.

          (6) At the Effective Time, each option or other right to purchase shares of Mutual Common Stock pursuant to stock options or stock appreciation rights ("Mutual Options") granted by Mutual under the Mutual Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to ANB Common Stock and ANB shall assume each Mutual Option, in accordance with the terms of the Mutual Stock Plan and stock option agreement by which it is evidenced on substantially the same terms and conditions.

          (7) All restrictions or limitations on transfer with respect to Mutual Common Stock awarded under the Mutual Stock Plans or any other plan, program, or arrangement of any Mutual Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of ANB Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

          With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

          (1) The fair market value of the ANB stock received by each shareholder of Mutual will, in each instance, be approximately equal to the fair market value of the Mutual stock surrendered in exchange therefor.

          (2) There is no plan or intention by any of the shareholders of Mutual who own five percent (5%) or more of the outstanding Mutual Common Stock, and to the best of the knowledge of the management of Mutual, the remaining Mutual shareholders have no plan or intention, to sell, exchange, or otherwise dispose of a number of shares of ANB Common Stock that they will receive in the Merger that will reduce on the part of the Mutual shareholders such shareholders' ownership of ANB Common Stock to a number of shares having an aggregate value as of the date of the Merger of less than fifty percent (50%) of the aggregate value of all of the stock of Mutual outstanding immediately prior to the Merger. For purposes of this representation, shares of Mutual stock that are disposed of or exchanged for cash in lieu of fractional shares of ANB Common Stock will be treated as outstanding Mutual stock immediately prior to the Merger. Moreover, shares of Mutual Common Stock and shares of ANB Common Stock held by Mutual shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transactions will be considered outstanding immediately prior to the Merger in making this representation.

          (3) In the Merger, American National will acquire assets representing at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair


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American National Bankshares Inc.

February 1, 1996

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market value of the gross assets held by Mutual immediately prior to the
Merger. For this purpose, all redemptions and distributions (except for regular, normal dividends) made by Mutual immediately preceding the Merger and all amounts paid out of the assets of Mutual as reorganization expenses will be considered as assets held by Mutual immediately prior to the Merger. In addition, assets disposed of in contemplation of the Merger will be considered as assets held by Mutual immediately prior to the Merger.

          (4) ANB has no plan or intention to liquidate American National, or to sell or otherwise dispose of its stock in American National or cause American National to sell or otherwise dispose of any of the assets acquired by American National from Mutual, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by American National.

          (5) From and after the consummation of the Merger, American National will continue the historic business of Mutual or use a significant portion of Mutual's business assets in a business.

          (6) The liabilities of Mutual to be assumed by American National in the Merger (and the liabilities to which the assets to be transferred are subject) were incurred or will be incurred by Mutual in the ordinary course of its business.

          (7) There is not now nor will there be at the time of the Merger any intercorporate indebtedness existing between Mutual and ANB or between Mutual and American National that was issued, acquired, or will be settled at a discount.

          (8) Mutual, American National, and ANB will each pay all direct costs and expenses incurred by it or on its behalf in connection with the Merger, except that ANB shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

          (9) None of ANB, American National or Mutual are investment companies as defined in Code section 368(a)(2)(F).

          (10) None of the parties are under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

          (11) Prior to the Merger, ANB will be in control of American National. For purposes of this assumption, as well as assumption 12, a corporation is considered to control a corporation in which it holds at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock.

          (12) Following the Merger, American National will not issue additional shares of its stock that would result in ANB losing control of American National.

          (13) The fair market value and adjusted basis of the assets to be transferred from Mutual to American National as a result of the Merger will equal or exceed the sum of the liabilities of Mutual to be assumed by American National (plus the amount of liabilities to which the assets to be transferred are subject).

          (14) The payment of cash to Mutual shareholders in lieu of fractional shares of ANB stock will not be a separately bargained for consideration, but will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares.


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American National Bankshares Inc.

February 1, 1996

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          (15) ANB has no plan or intention to redeem or otherwise reacquire its stock that will be issued in the Merger.

          (16) None of the compensation received by any shareholder-employee of Mutual represents separate consideration for, or is allocable to, any of his Mutual stock. None of the ANB stock that will be received by Mutual shareholder-employees in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. Any compensation to be paid to a Mutual shareholder-employee who continues as an employee of ANB or American National subsequent to the Merger will be for services rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

          (17) Mutual has no plan or intention to make, and has not made, any distributions other than regular, normal dividends to shareholders prior to the Merger.

          (18) No stock of American National will be issued in the Merger.

          (19) Mutual has not reacquired or redeemed any of its stock within the last three (3) years.

          (20) The reorganization of ANB, American National and Mutual will occur pursuant to the Agreement.

          (21) The Merger is being undertaken for the purposes of enhancing the business of Mutual through utilization of the financial resources of ANB and allowing ANB to expand its banking business into the markets served by Mutual and for other valid business purposes.

          (22) ANB does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any stock of Mutual.

                                   OPINIONS

     Based on the foregoing assumptions, we are of the opinion that:

          (1) The merger of Mutual with and into American National will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D). Mutual, American National, and ANB will each be "a party to a reorganization" within the meaning of Section 368(b).

          (2) No gain or loss will be recognized by a Mutual shareholder upon the exchange of such shareholder's Mutual Common Stock for shares of ANB Common Stock.

          (3) The basis of the ANB Common Stock to be received by a Mutual shareholder will be the same as the basis of the Mutual Common Stock surrendered in exchange therefor.

          (4) The holding period of the ANB Common Stock to be received by a Mutual shareholder (including the holding period of any fractional share interest) will include the holding period of the Mutual Common Stock surrendered in exchange therefor, provided Mutual Common Stock was held as a capital asset on the date of the exchange.

          (5) The payment of cash in lieu of fractional shares of ANB Common Stock will be treated as if the fractional shares were issued as part of the exchange and then redeemed by ANB. These cash payments will be treated as having been received as distributions in full payment in


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American National Bankshares Inc.

February 1, 1996

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exchange for the stock redeemed.  Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

          The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date hereof and will be true on the date on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts pertinent to the Federal income tax treatment of the Merger stated in such documents or in such additional information is, or later becomes, inaccurate, or if any of the statements set out herein are, or later become, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

          This opinion is being provided solely for the benefit of ANB, Mutual, and their shareholders. No other person or party shall be entitled to rely on this opinion.


          We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary--The Merger--Certain Federal Income Tax Consequences" and "The Merger--Certain Federal Income Tax Consequences" in the Joint Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of ANB.


                              Very truly yours,

                              ALSTON & BIRD


                              By: /s/ Philip C. Cook
                                  -------------------------
                                  Philip C. Cook